Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF "BUSINESS DEVELOPMENT SOLUTIONS, INC." AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE EIGHTEENTH DAY OF APRIL, A.D. 2002, AT 9 O'CLOCK A.M.

CERTIFICATE OF MERGER, FILED THE FIFTEENTH DAY OF NOVEMBER, A.D. 2002, AT 1 O'CLOCK P.M.

CERTIFICATE OF AMENDMENT, CHANGING ITS NAME FROM "AMCO TRANSPORT HOLDINGS, INC." TO "BUSINESS DEVELOPMENT SOLUTIONS, INC.", FILED THE TWENTY-SEVENTH DAY OF FEBRUARY, A.D. 2006, AT 10:45 O'CLOCK A.M.

CERTIFICATE OF RENEWAL, FILED THE THIRTY-FIRST DAY OF AUGUST, A.D. 2007, AT 11:20 O'CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION, "BUSINESS DEVELOPMENT SOLUTIONS, INC.".

SECRETARY'S OFFICE — DELAWARE

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

3515764 8100H

AUTHENTICATION: 7078669

090030226

DATE: 01-13-09

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 04/18/2002
020248265 - 3515764

CERTIFICATE OF INCORPORATION
OF
AMCO TRANSPORT HOLDINGS, INC.

* * * * *

FIRST: The name of the Corporation is AMCO Transport Holdings, Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation and the nature and objects of the business to be transacted, promoted, and carried on are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Five Hundred Twenty Million (520,000,000) shares, divided into Five Hundred Million (500,000,000) shares of Common Stock with a par value of $0.00001 per share (hereinafter called "Common Stock") and Twenty Million (20,000,000) shares of Preferred Stock with a par value of $0.00001 per share (hereinafter called "Preferred Stock").

The Board of Directors is authorized, subject to limitations prescribed by law and the provision of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the voting rights, designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designation of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

(h) Any other relative rights, preferences and limitations of that series.

FIFTH: To the fullest extent permitted by law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), liability, loss, judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, upon a plea of nolo contendere or equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect of any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article. The right to indemnification under this Article shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, by action of its board of directors, pay such expenses incurred by employees and agents of the Corporation upon such terms as the board of directors deems appropriate. Such indemnification and advancement of expenses shall be in addition to any other rights to which those seeking indemnification and advancement of expenses may be entitled under any law, Bylaw, agreement, vote of stockholders, or otherwise.

The Corporation may, to the fullest extent permitted by applicable law, at any time without further stockholder approval, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under applicable law.

Any repeal or amendment of this Article by the stockholders of the Corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any right to indemnification or advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or amendment. In addition to the foregoing, the right to indemnification and advancement of expenses shall be to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable law and all amendments to such laws as hereafter enacted from time to time.

SIXTH: No director of the corporation shall have any personal liability to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision eliminating such personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under §174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

SEVENTH: The name and address of the sole incorporator is Louis A. Bevilacqua, Bevilacqua, P.C., 54 Pine Street, 4th Floor, New York, New York 10005..

EIGHTH: All of the powers of this Corporation, insofar as the same may be lawfully vested by this Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of this Corporation. In furtherance and not in limitation of that power the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time bylaws of this Corporation, subject to the right of the shareholders entitled to vote with respect thereto to adopt, alter, amend and repeal by-laws made by the Board of Directors.

NINTH: The election of directors need not be by written ballot.

TENTH: No holder of shares of the Corporation of any class or series shall have any preemptive right to subscribe for, purchase, or receive any shares of the Corporation of any class or series now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold, or offered

for sale by the Corporation. Cumulative voting by the stockholders of the Corporation at any election of directors of the Corporation is hereby prohibited.

ELEVENTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and all rights conferred on officers, directors, and stockholders herein are granted subject to this reservation.

TWELFTH: The Board of Directors of the Corporation, when evaluating any offer of another party (a) to make a tender or exchange offer for any equity security of the Corporation or (b) to effect a business combination, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, be authorized to give due consideration to any such factors as the Board of Directors determines to be relevant, including, without limitation:

(i) the interests of the Corporation's stockholders, including the possibility that these interests might be best served by the continued independence of the Corporation;

(ii) whether the proposed transaction might violate federal or state laws;

(iii) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Corporation, but also to the market price for the capital stock of the Corporation over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation as a whole or in part or through orderly liquidation, the premiums over market price for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices and the Corporation's financial condition and future prospects; and

(iv) the social, legal and economic effects upon employees, suppliers, customers, creditors and others having similar relationships with the Corporation, upon the communities in which the Corporation conducts its business and upon the economy of the state, region and nation.

In connection with any such evaluation, the Board of Directors is authorized to conduct such investigations and engage in such legal proceedings as the Board of Directors may determine.

[signature page follows]

IN WITNESS WHEREOF, AMCO Transport Holdings, Inc. has caused this Certificate to be signed by Louis A. Bevilacqua, its Incorporator, this 18th day of April, 2002.

AMCO TRANSPORT HOLDINGS, INC.

By:________________________
Louis A. Bevilacqua
Incorporator

Address of Incorporator:
Louis A. Bevilacqua
Bevilacqua, P.C.
54 Pine Street
4th Floor
New York, New York 10015

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:00 PM 11/15/2002
020706656 - 3515764

CERTIFICATE OF MERGER
OF
ATLAS-REPUBLIC CORPORATION
AND
AMCO TRANSPORT HOLDINGS, INC.

It is hereby certified that:

1. The constituent business corporations participating in the merger herein certified are

(i) ATLAS-REPUBLIC CORPORATION, which is incorporated under the laws of the State of Colorado; and

(ii) AMCO TRANSPORT HOLDINGS, INC., which is incorporated under the laws of the State of Delaware.

2. The attached Agreement and Plan of Reincorporation and Merger has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware, to wit, by ATLAS-REPUBLIC CORPORATION in accordance with the laws of the State of its incorporation and by AMCO TRANSPORT HOLDINGS, INC. in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware.

3. The name of the surviving corporation in the merger herein certified is AMCO TRANSPORT HOLDINGS, INC., which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

4. The Certificate of Incorporation of AMCO TRANSPORT HOLDINGS, INC., as now in force and effect, shall continue to be the Certificate of Incorporation of said surviving corporation until amended and changed pursuant to the provisions of the General Corporation Law of the State of Delaware.

5. The executed Agreement and Plan of Reincorporation and Merger is attached hereto and made a part hereof and is also on file at an office of the aforesaid surviving corporation, the address of which is as follows: AMCO TRANSPORT HOLDINGS, INC., 2 Mott Street, 7th Floor, New York, NY 10013.

6. A copy of the aforesaid Agreement and Plan of Reincorporation and Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

7. The authorized capital stock of ATLAS-REPUBLIC CORPORATION consists of 500,000,000 shares of common stock, par value $0.00001 per share and 20,000,000 shares of preferred stock, par value $0.00001 per share.

Dated: November 14, 2002

ATLAS-REPUBLIC CORPORATION

By: ______________________
Name: Wilson Cheng
Title: Chief Executive Officer and President

AMCO TRANSPORT HOLDINGS, INC.

By: ______________________
Name: Wilson Cheng
Title: Chief Executive Officer and President

AGREEMENT AND PLAN OF REINCORPORATION AND MERGER

AGREEMENT AND PLAN OF REINCORPORATION AND MERGER, dated April 23, 2002 ("Reincorporation Agreement"), between ATLAS-REPUBLIC CORPORATION, a Colorado corporation ("Atlas"), and AMCO TRANSPORT HOLDINGS, INC., a Delaware corporation ("AMCO"), (collectively, the "Constituent Corporations").

The parties adopt the plan of merger encompassed by this Reincorporation Agreement and agree that Atlas shall merge into AMCO on the following terms and conditions:

1. REINCORPORATION; SURVIVING CORPORATION; AND EFFECTIVE TIME.

1.1 REINCORPORATION. As soon as practicable following the fulfillment (or waiver, to the extent permitted) of conditions specified in this Reincorporation Agreement, Atlas shall be merged with and into AMCO (the "Reincorporation"), and AMCO shall survive the Reincorporation.

1.2 EFFECTIVE TIME. The Reincorporation shall be effective as of the latest of the date and time when (i) Articles of Merger are duly filed with the Secretary of State of the State of Colorado as provided by the Colorado Business Corporation Act; and (ii) Articles of Merger are duly filed with the Secretary of State of the State of Delaware as provided in the Delaware General Corporation Law ("Effective Time").

1.3 SURVIVING CORPORATION. At the Effective Time, AMCO as the surviving corporation ("Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware in the manner and with the effect provided by the Delaware General Corporation Law, and the separate existence of Atlas shall be terminated and shall cease.

2. TREATMENT OF SECURITIES.

2.1 COMMON STOCK OF ATLAS AND AMCO. At the Effective Time, by virtue of the Reincorporation and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of common stock of Atlas issued and outstanding immediately prior to the Effective Time shall be changed and converted into one fully paid and nonassessable share of the common stock of AMCO; and (ii) each share of common stock of AMCO issued and outstanding immediately prior to the Effective Time shall be cancelled.

2.2 STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates that, prior to that time, represented shares of the common stock of Atlas shall be deemed for all purposes to evidence ownership of and to represent shares of the same class and series of common stock of AMCO and shall be so registered on the books and records of AMCO or its transfer agent. The registered owner of any outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or

conversion or otherwise accounted for to AMCO or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon, the shares of AMCO evidenced by such outstanding certificate as above provided. After the Effective Time, whenever certificates that formerly represented shares of Atlas are presented for exchange or registration of transfer, the Surviving Corporation will cause to be issued in respect thereof certificates representing the shares of AMCO into which the shares of Atlas were converted.

3. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS.

3.1 CERTIFICATE OF INCORPORATION. At the Effective Time, the Certificate of Incorporation of AMCO then in effect shall be the articles of Incorporation of the Surviving Corporation until further amended or repealed in the manner provided by law.

3.2 BYLAWS. At the Effective Time, the Bylaws of the Surviving Corporation then in effect shall be the bylaws of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable law.

3.3 DIRECTORS. The directors of AMCO immediately preceding the Effective Time shall be the directors of the Surviving Corporation on and after the Effective Time and shall serve until the expiration of their terms and until their successors are elected and qualified.

3.4 OFFICERS. The officers of AMCO immediately preceding the Effective Time shall be the officers of the Surviving Corporation on and after the Effective Time and shall serve at the pleasure of its Board of Directors.

4. MISCELLANEOUS.

4.1 AMENDMENT. This Reincorporation Agreement may be amended by the Boards of Directors of the Constituent Corporations at any time prior to the filing of this Reincorporation Agreement with the Colorado Secretary of State or the Delaware Secretary of State, provided that an amendment made subsequent to the adoption of the Reincorporation Agreement by the shareholders of either Constituent Corporation, unless approved by such shareholders, shall not (i) alter or change the amount or kind of shares to be received upon conversion of the outstanding Common stock of Atlas, or (ii) alter or change any of the terms and conditions of the Reincorporation Agreement if such alteration or change would adversely affect the holders of the outstanding Common stock of Atlas.

4.2 CONDITIONS TO REINCORPORATION. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived to the extent permitted by law in the sole discretion of the Boards of Directors of the Constituent Corporations): (i) the Reincorporation shall have been approved by the shareholders of Atlas in accordance with the Colorado Business Corporation Act; (ii) Atlas, as sole shareholder of Providence Delaware, shall have approved the Reincorporation in accordance with the Delaware General Corporation Law; and (iii) the parties shall have made all filings and received all approvals of any governmental or regulatory agency of competent jurisdiction

necessary in order to consummate the Reincorporation, and each of such approvals shall be in full force and effect.

4.3 ABANDONMENT OR DEFERRAL. At any time before the Effective Time, this Reincorporation Agreement may be terminated and the Reincorporation may be abandoned by the Board of Directors of either or both of the Constituent Corporations, notwithstanding the approval of this Reincorporation Agreement by the shareholders of Atlas, or the consummation of the Reincorporation may be deferred for a reasonable period of time if, in the opinion of the Board of Directors of the Constituent Corporations, such action would be in the best interests of such corporations. In the event of termination of this Reincorporation Agreement, this Reincorporation Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto.

IN WITNESS WHEREOF, this Reincorporation Agreement, having first been fully approved by the Boards of Directors of Atlas and AMCO, is hereby executed on behalf of each Constituent Corporation.

ATLAS-REPUBLIC CORPORATION

By: ______________________
Wilson Cheng, CEO

AMCO TRANSPORT HOLDINGS, INC.

By: ______________________
Wilson Cheng, CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:06 AM 02/27/2006
FILED 10:45 AM 02/27/2006
SRV 060184963 - 3515764 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AMCO TRANSPORT HOLDINGS, INC.

(Pursuant to Section 242 of the Delaware General Corporation Law)

AMCO TRANSPORT HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of the corporation is AMCO Transport Holdings, Inc. (the "Corporation").

SECOND: The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of Delaware on April 18, 2002.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST in its entirety and substituting the following in lieu thereof:

> "FIRST: The name of the corporation is Business Development Solutions, Inc. (hereinafter referred to as the "Corporation")."

FOURTH: The Certificate if Incorporation of the Corporation is hereby further amended by adding the following text as a new paragraph at the end of Article FOURTH:

> "Effective as of February 27, 2006, each five shares of the issued and outstanding Common Stock, $0.00001 par value, of the Corporation shall be reverse split into one (1) share of Common Stock of the Corporation. This reverse split shall affect only issued and outstanding shares. Each record and beneficial holder who would receive a fractional share as a result of the reverse stock split shall receive, if they hold a fractional share equal to one-half or more, a full share of Common Stock, and if they hold a fractional share equal to less than one-half of a share of Common Stock, then that fractional share will be cancelled."

FIFTH: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of

the State of Delaware by the joint written consent of all of the members of the Board of Directors of the Corporation and the holder of a majority of the Corporation's issued and outstanding common stock pursuant to Sections 141(f) and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this 27th day of February, 2006.

/s/Shu Keung Chui
Shu Keung Chui
President and CEO

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:20 AM 08/31/2007
FILED 11:20 AM 08/31/2007
SRV 070976626 - 3515764 FILE

STATE OF DELAWARE
CERTIFICATE FOR RENEWAL
AND REVIVAL OF CHARTER

Business Development Solutions, Inc., a corporation organized under the laws of Delaware (the "Corporation"), the Certificate of Incorporation (the "Certificate of Incorporation") of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of the Certificate of Incorporation, and hereby certifies as follows:

1. The name of the Corporation is Business Development Solutions, Inc.

2. The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, Zip Code 19808, County of New Castle and the name of its registered agent at such address is Corporation Service Company.

3. The date the Certificate of Incorporation was filed in Delaware was April 18, 2002 and the Corporation was organized under the laws of the State of Delaware.

4. The date when restoration, renewal, and revival of the Certificate of Incorporation of the Corporation is to commence is the 28th day of February A.D. 2006, same being prior to the date of the expiration of the Certificate of Incorporation. This renewal and revival of the Certificate of Incorporation of the Corporation is to be perpetual.

5. The Corporation was duly organized and carried on the business authorized by the Certificate of Incorporation until the 1st day of March A.D. 2006, at which time Certificate of Incorporation became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the Corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the restoration, renewal, and revival of a Certificate of Incorporation, the last and acting authorized officer hereunto set his hand to this certificate this 31st day of August A.D. 2007.

/s/Shu K. Chui
Name: Shu K. Chui
Title: President and CEO